SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
GMX RESOURCES INC.
(Exact name of registrant as specified in its charter)

Oklahoma	73-1534474
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600
Oklahoma City, Oklahoma	73114
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase Series A Junior Participating Preferred Stock	The NASDAQ Global Select Market
If this Form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act: N/A
(Title of Class)

GMX Resources Inc. (the “Company”) (file no. 001-32977) hereby amends the items, exhibits and portions of its registration statement on Form 8-A filed with the Commission on May 18, 2005 (the “Form 8-A”) as set forth herein:
Item 1. Description of Registrant’s Securities to be Registered.
Pursuant to the Form 8-A, the Company registered securities in the form of preferred share purchase rights (“Rights”) to be issued pursuant to that certain Rights Agreement with UMB Bank, n.a. as Rights Agent, dated May 17, 2005 (the “Rights Agreement”). Pursuant to the terms of the Rights Agreement, the Rights would become exercisable upon the acquisition of beneficial ownership of 20% or more of the Company’s shares of outstanding common stock by an Acquiring Person. For a description of the Rights, reference is made to Item 3.03 of the Current Report on Form 8-K filed by the Company on May 17, 2005, which is hereby incorporated by reference.
This Amendment No. 1 to the Form 8-A is being filed by the Company to provide notice that on January 31, 2008, the Board of Directors approved an amendment to the Rights Agreement to increase the threshold upon which the Rights would become exercisable from 20% to 29%. Pursuant to such approval, on February 1, 2008, the Company and Computershare Limited, as successor to UMB Bank, n.a., entered into that certain Amendment No. 1 to Rights Agreement to provide for such threshold increase.
Item 2. Exhibits.
1. Amendment No. 1 to Rights Agreement, dated February 1, 2008, by and between the Company and Computershare Limited, as Rights Agent (successor to UMB Bank, n.a.).
2. Rights Agreement dated May 17, 2005, by and between the Company and UMB Bank, n.a., as Rights Agent (predecessor to Computershare Limited) (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed by the Company on May 18, 2005).
SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GMX RESOURCES INC.
Date: February 21, 2008	By:	/s/ James A. Merrill
James A. Merrill, Chief Financial Officer

INDEX TO EXHIBITS
2.1	Amendment No. 1 to Rights Agreement, dated February 1, 2008, by and between GMX Resources Inc. and Computershare Limited, as Rights Agent